UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2026

CENTURY CASINOS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	0-22900	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado	80903
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Per Share Par Value	CNTY	Nasdaq Capital Market, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2026, the Board of Directors (the “Board”) of Century Casinos, Inc. (the “Company,” “we,” “our,” or “us”), upon the recommendation of the Governance and Nominating Committee of the Board, voted to increase the size of the Board from five members to six members and to appoint Mitchell Etess as a new director to fill the resulting vacancy, effective immediately, for a term extending through the date of the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) and the election of his successor, or his earlier death, resignation, disqualification, or removal. The Board determined that Mr. Etess qualifies as an independent director pursuant to the listing standards of The Nasdaq Stock Market LLC and the rules of the U.S. Securities and Exchange Commission (the “SEC”). The Board has not appointed Mr. Etess to serve on any committees of the Board as of the date hereof.

Mr. Etess will receive compensation for his service in accordance with the Company’s non-employee director compensation program, which currently provides for an annual cash retainer of $40,000, an annual equity award with a fair market value of $10,000, payable in the form of restricted stock units (subject to an annual maximum of 4,000 units), and $2,000 for each gaming application completed.

Mr. Etess has been appointed to the Board pursuant to a nomination and standstill agreement (the “Nomination Agreement”) with Brigade Capital Management, LP (“Brigade”), such Nomination Agreement entered into in connection with the Company and Brigade entering into a letter agreement on April 29, 2026 (the “Side Letter Agreement”). The Nomination Agreement provides that Brigade will not, subject to certain limited exceptions, make a business combination or purchase proposal for the Company or take any action in support of or make any public proposal with respect to controlling or influencing the Company’s management, the Board, or the Company’s policies or purchase any of the Company’s common stock. The standstill provisions of the Nominating Agreement have a term of nine months or a potentially earlier date, subject to certain terms and conditions. The Side Letter Agreement provides that, if the Company conducts an auction to purchase term loans issued under the Credit Agreement, dated as of April 1, 2022 (as amended, restated, supplemented, or otherwise modified, the “Credit Agreement”) by and among the Company, the Subsidiary Guarantors party thereto from time to time, the lenders party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and the other financial institutions party thereto from time to time, Brigade and certain of its affiliates will, subject to certain terms and conditions, tender up to $50 million principal amount of term loans at a specified discount to par in an “Dutch auction” conducted in accordance with the Credit Agreement. There is no assurance that the Company will conduct any such auction or, if it does conduct an auction, that the auction will be successful.

There are no relationships or related transactions between Mr. Etess or any member of his immediate family and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Century Casinos, Inc.

Date: May 7, 2026

By: /s/ Margaret Stapleton

Margaret Stapleton

Chief Financial Officer